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                                                                    EXHIBIT 23.1

                     Consent of Independent Accountants'

The Board of Directors
C-COR Electronics, Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 of C-COR Electronics, Inc. of our report dated August 12, 1998, relating to the balance sheets of C-COR Electronics, Inc. as of June 26, 1998 and June 27, 1997, and the related statements of operations, cash flows, and shareholders' equity for each of the years in the three-year period ended June 26, 1998 and all related schedules, which report appears in the annual report on Form 10-K of C-COR Electronics, Inc. for the fiscal year ended June 26, 1998.


/s/ KPMG LLP

July 8, 1999
State College, Pennsylvania